Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-196454) of Tallgrass Energy Partners, LP and in the Registration Statement on Form S-8 (No. 333-189417) of Tallgrass Energy Partners, LP of our reports dated June 30, 2014 relating to the financial statements as of December 31, 2013 and 2012 and for the year ended December 31, 2012 and period from November 13, 2012 to December 31, 2012 of Trailblazer Pipeline Company LLC (Trailblazer Successor) and February 12, 2014 relating to the financial statements for the period from January 1, 2012 to November 12, 2012 of Trailblazer Pipeline Company LLC (Trailblazer Predecessor) and October 3, 2014 relating to the financial statements of Pony Express Pipeline, LLC which appear in the Current Report on Form 8-K/A of Tallgrass Energy Partners, LP dated September 8, 2014.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
October 3, 2014